Exhibit 99.1

Contact:

Brendan Lahiff, Sr. Investor Relations Manager

Intersil Corporation

(408) 546-3399

investor@intersil.com

Intersil Corporation Reports Record Second Quarter Revenues

•	Revenues increase 16% from the first quarter and 49% year-over-year

•	Exceeds gross margin goal of 58%

•	Industrial end market grows to largest market segment at 32% of revenues

Milpitas, CA, July 21, 2010 – Intersil Corporation (NASDAQ Global Select: ISIL), a world leader in the design and manufacture of high performance analog and mixed signal semiconductors, today reported financial results for its second quarter ended July 2, 2010.

Results of Operations

Net revenues for the second quarter were $219.9 million, a 49% increase from $147.3 million in the second quarter of 2009 and a 16% increase from $189.4 million in the first quarter of 2010. Intersil’s second quarter revenues ranked by end market size were as follows: industrial, 31.7% of revenues; computing, 25.4% of revenues; communications, 22.0% of revenues; and high-end consumer, 20.9% of revenues.

Gross margin for the second quarter increased to 58.3%, compared with gross margin of 54.2% in the same quarter last year, and 56.4% in the first quarter of 2010.

Operating margin was 14.0% during the second quarter. Net loss was $59.4 million, or a loss of $0.48 per diluted share, compared with net income of $6.2 million, or $0.05 per diluted share in the same quarter last year, and net income of $27.7 million, or $0.22 per diluted share, in the first quarter of 2010.

Operating income and earnings per share included Techwell acquisition related costs of $6.5 million as well as $5.2 million in incremental intangible amortization related to Techwell. In addition, income tax expense includes approximately $81.0 million in tax reserves for uncertain tax positions identified during a multi-year tax audit. Excluding the effects of these items, operating profit was $42.5 million or 19.3% of revenue and net income was $30.6 million, or $0.25 per diluted share.

“Intersil’s record second quarter revenues exceeded peak levels seen prior to the downturn. We also achieved one of our three 2010 financial goals by reaching 58% gross margin a full two quarters ahead of schedule,” said Dave Bell, Intersil’s President and Chief Executive Officer. “As promised, the addition of Techwell grew our industrial business to become our largest end market. Techwell’s stable, higher-margin video processing products shift our end market balance and are consistent with our strategy to diversify our product portfolio,” said Bell.

“The consumer market also performed exceptionally well in smartphones, tablets and gaming ahead of the seasonal third quarter build, offsetting the lower-margin PC business, which was slightly soft during May and June. Many of our businesses continue to outperform due to our manufacturing capacity and low lead times,” continued Bell.

At the end of the second quarter, Intersil’s cash and short-term investments totaled over $339 million, and free cash flow was over $30 million for the second quarter.

Intersil’s Board of Directors has authorized the payment of a quarterly dividend of $0.12 per share of common stock. The payment of this dividend will be made on August 20, 2010 to shareholders of record as of the close of business on August 10, 2010.

Third Quarter 2010 Outlook

•	Revenues are expected to be in the range of $230 million to $238 million (+5% to +8% sequentially)

•	Research and development expenses are expected to be approximately $50 million

•	Selling, general and administrative expenses are expected to be approximately $38 million

•	Stock-based compensation expenses are expected to be approximately $9.3 million

•	Amortization of intangibles is expected to be approximately $9.4 million

•	GAAP earnings per diluted share are expected to be in the range of $0.21 to $0.24

•	Non-GAAP earnings per diluted share (excluding amortization of intangibles) are expected to be in the range of $0.27 to $0.30

“Third quarter computing revenues are expected to be roughly flat compared to the second quarter. However, continued strong growth in our industrial and high-end consumer markets are expected to drive excellent growth for Intersil as a whole,” said Mr. Bell. “Inventories are at ideal levels, and new product ramps scheduled in the second half of the year give us confidence in continued growth throughout the remainder of 2010.”

Intersil will discuss its second quarter financial results during its scheduled conference call following the market close on July 21st. Those wishing to participate in the conference call please dial (866) 314-4865, and international participants please dial +1 (617) 213-8050, using the password 31012331 at approximately 1:40 p.m. Pacific Time. Those wishing to listen to the call may also do so via webcast on Intersil’s Web site: http://www.intersil.com/investor.

A replay of the call will be available for two weeks following the conference call on Intersil’s Web site, or may be accessed by dialing (888) 286-8010, international dial +1 (617) 801-6888, using the password 93489428.

About Intersil

Intersil Corporation is a leader in the design and manufacture of high-performance analog and mixed signal semiconductors. Intersil’s products address some of the industry’s fastest growing markets, such as flat panel displays, cell phones, other handheld systems and notebooks. Intersil’s product families address power management functions and analog signal processing functions. Intersil products include ICs for battery management, hot-plug controllers, linear regulators, power sequencers, supervisory ICs, bridge drivers, PWM controllers, switching DC/DC regulators, Zilker Labs Digital Power ICs and power MOSFET drivers, optical storage laser diode drivers, DSL line drivers, D2Audio products, video and high-performance operational amplifiers; high-speed data converters, interface ICs, analog switches and multiplexers, crosspoint switches, voice-over-IP devices, and ICs for military, space and radiation-hardened applications. For more information about Intersil or to find out how to become a member of our winning team, visit Intersil’s Web site and career page at www.intersil.com.

Intersil Corporation

Consolidated Statements of Operations

Unaudited

(In US$ millions, except shares and per share amounts)

	Quarters Ended			Year Ended
	July 2, 2010	July 3, 2009	April 2, 2010	July 2, 2010	July 3, 2009
	(Q2 2010)	(Q2 2009)	(Q1 2010)	(YTD 2010)	(YTD 2009)

Net revenues	$219.9	$147.3	$189.4	$409.3	$265.5

Cost of revenues	91.7	67.5	82.5	174.1	120.5

Gross profit	128.2	79.8	106.9	235.1	144.9

Expenses
Research and development	47.2	37.0	41.7	88.9	69.8
Selling, general and administrative	35.6	29.8	31.6	74.7	55.6
Amortization of purchased intangibles	8.1	3.4	2.9	11.0	6.9
Acquisition related costs	6.5	—	1.0	—	—
Restructuring and other related activities	—	0.4	—	—	1.9
In-process research and development credit	—	—	—	—	(0.2)

Operating income	30.8	9.2	29.8	60.6	10.9
Gain (loss) on deferred compensation investments	(0.3)	1.1	0.3	0.1	0.8
Loss on investments, net	(0.1)	—	(1.1)	(1.2)	—
Interest income	0.8	1.5	0.7	1.5	3.1
Interest expense and fees	(3.2)	(0.1)	(0.2)	(3.4)	(0.2)

Income before income taxes	28.1	11.6	29.6	57.7	14.5
Income tax expense	87.5	5.4	1.9	89.4	5.9

Net (loss) income	$(59.4)	$6.2	$27.7	$(31.7)	$8.6

(Loss) earnings per share:
Basic	$(0.48)	$0.05	$0.22	$(0.26)	$0.07

Diluted	$(0.48)	$0.05	$0.22	$(0.26)	$0.07

Weighted average shares:
Basic	123.7	122.2	123.0	123.4	122.0

Diluted	123.7	122.2	123.4	123.4	122.1

	Quarters Ended			Year Ended
	July 2, 2010	July 3, 2009	April 2, 2010	July 2, 2010	July 3, 2009
Other financial metrics:
Stock-based compensation expense by classification:
Cost of revenues	$0.5	$0.7	$0.6	$1.0	$1.3
Research and development	4.1	3.1	2.9	7.0	6.4
Selling, general and administrative	2.8	4.6	3.9	6.7	6.3

Note: Totals and percentages may not add or calculate precisely due to rounding.

Intersil Corporation

Additional Information

Unaudited

(In US$ millions)

	Quarters Ended
	July 2, 2010	July 3, 2009	April 2, 2010
	(Q2 2010)	(Q2 2009)	(Q1 2010)
Cash flow information:
Cash from operations	$34.8	$31.3	$36.7
Net capital expenditures	4.3	1.3	2.4

Free cash flow	$30.5	$30.0	$34.3

EBITDA:
Operating income	$30.8	$9.2	$29.8
Depreciation	5.3	5.1	4.8
Intangible amortization	8.1	3.4	2.9
Stock-based compensation	7.3	8.4	7.4

EBITDA	$51.5	$26.1	$44.9

Effect of Techwell acquisition
Operating income	$30.8	$9.2	$29.8
Acquisition related costs	6.5	—	1.0
Incremental intangible amortization	5.2	—	—

Operating income excluding Techwell acquisition costs	$42.5	$9.2	$30.8

Revenues	$219.9	$147.3	$189.4
Operating margin excluding Techwell acquisition costs	19.3%	6.2%	16.3%

Effect of tax reserves and Techwell acquisition costs
Net (loss) income	$(59.4)	$6.2	$27.7
Unusual tax reserves (benefit)	81.0	3.4	(4.9)
Techwell acquisition related costs (net of tax)	9.0	—	1.0

Net income excluding tax reserves and Techwell acquisition costs	$30.6	$9.6	$23.7

Diluted shares outstanding	123.7	122.2	123.4

Adjusted diluted earnings per share	$0.25	$0.08	$0.19

Six-month backlog	227.1	139.6	196.8

Effect of certain noncash and discrete items:
Amortization of intangibles (net of tax)	$6.2	$2.9	$2.4
Restructuring and other related activities (net of tax)	—	0.4	—
Loss on investments (net of tax)	0.1	—	0.8
Stock-based compensation (net of tax)	5.6	7.1	6.1
Unusual tax reserves (benefit)	81.0	3.4	(4.9)

Note: Totals and percentages may not add or calculate precisely due to rounding.

Intersil Corporation

Consolidated Balance Sheets

Unaudited

(In US$ millions)

	July 2, 2010	January 1, 2010
Assets
Current assets:
Cash, cash equivalents and short-term investments	$339.5	$361.2
Trade receivables, net	102.9	73.6
Inventories, net	95.9	81.2
Prepaid expenses and other current assets	14.9	9.4
Deferred income taxes	27.4	27.4

Total current assets	580.6	552.8
Other assets:
Property, plant and equipment, net	100.0	102.3
Purchased intangibles, net	155.7	26.6
Goodwill	560.2	314.7
Deferred income taxes	43.9	91.0
Long-term investments	72.5	63.9
Deferred charges and others	76.4	14.5

Total other assets	1,008.6	613.0

Total assets	$1,589.2	$1,165.8

Liabilities and shareholders’ equity
Current liabilities:
Trade accounts payable	$45.0	$31.5
Income taxes payable	159.6	30.7
Deferred net revenue	14.8	9.7
Other accrued items	77.4	62.8

Total current liabilities	296.8	134.7
Long-term debt	297.0	—
Total shareholders’ equity	995.5	1,031.1

Total liabilities and shareholders’ equity	$1,589.2	$1,165.8

Note: Totals and percentages may not add or calculate precisely due to rounding.